UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           ELITE PHARMACEUTICALS, INC.
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                                (Name of Issuer)

                       COMMON STOCK, $0.01 VALUE PAR SHARE
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                         (Title of Class of Securities)

                                    28659T200
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                                 (CUSIP Number)

                                 MARCH 10, 2006
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP No. 28659T200                   13G                      Page 2 of 8 Pages


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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MARK FAIN
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2.    CHECK THE APPROPRIATE BOX IF A GROUP*                              (a)
                                                                         (b) |X|
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3.       SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
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   NUMBER OF     5.   SOLE VOTING POWER                                  212,333
    SHARES
 BENEFICIALLY    6.   SHARED VOTING POWER                              1,145,333
   OWNED BY
     EACH        7.   SOLE DISPOSITIVE POWER                             212,333
   REPORTING
 PERSON WITH:    8.   SHARED DISPOSTIVE POWER                          1,145,333
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,145,333

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     5.9%

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12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IN

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CUSIP No. 28659T200                   13G                      Page 3 of 8 Pages


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13.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CHAD COMITEAU
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14.   CHECK THE APPROPRIATE BOX IF A GROUP*                              (a)
                                                                         (b) |X|
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15.   SEC USE ONLY

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16.   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
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   NUMBER OF     17.
    SHARES            SOLE VOTING POWER                                  218,765
 BENEFICIALLY    18.
   OWNED BY           SHARED VOTING POWER                              1,151,765
     EACH        19.
   REPORTING          SOLE DISPOSITIVE POWER                             218,765
 PERSON WITH:    20.
                      SHARED DISPOSTIVE POWER                          1,151,765
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21.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,151,765

--------------------------------------------------------------------------------
22.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
23.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     5.9%

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24.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             IN
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

CUSIP No. 28659T200                   13G                      Page 4 of 8 Pages


ITEM 1.

      (a) Name of Issuer:

            ELITE PHARMACEUTICALS, INC.

      (b) Address of Issuer's Principal Executive

            165 LUDLOW AVENUE, NORTHVALE,
            NJ 07647 Offices:

ITEM 2.

      (a) Name of Person Filing:

            THIS STATEMENT IS FILED BY MARK FAIN AND CHAD COMITEAU.

      (b) Address of Principal Business Office or, if none, Residence:

            THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF EACH OF THE REPORTING PERSONS IS 237 PARK AVENUE, SUITE 900, NEW YORK, NY 10017

      (c) Citizenship:

            US

      (d) Title of Class of Securities:

            COMMON STOCK, PAR VALUE $0.01 PER SHARE

      (e) CUSIP Number:

            28659T200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813); [ ] A church plan that is excluded from the definition of an investment company

      (i) [ ] under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 28659T200                   13G                      Page 5 of 8 Pages


ITEM 4. OWNERSHIP.

      A. Mark Fain

      (a)   Amount beneficially owned:  As of March 10, 2006, Mark Fain beneficially owned 1,145,333 shares of
                                        Common Stock of Elite Pharmaceuticals,
                                        Inc., which amount includes (i) 179,000
                                        shares beneficially owned by Mr. Fain
                                        over which he has sole voting power and
                                        sole dispositive power; (ii) 33,333
                                        convertible shares beneficially owned by
                                        Mr. Fain over which he has sole voting
                                        power and sole dispositive power; (iii)
                                        33,000 shares beneficially owned by
                                        Stratford Management Money Purchase
                                        Pension Plan over which Mr. Fain has
                                        shared voting power and shared
                                        dispositive power; (iv) 750,000 shares
                                        beneficially owed by Stratford Partners,
                                        L.P. of which Mr. Fain is a Managing
                                        Member, and over which Mr. Fain has
                                        shared voting power and shared
                                        dispositive power; and (v) 150,000
                                        convertible shares beneficially owed by
                                        Stratford Partners, L.P. over which Mr.
                                        Fain has shared voting power and shared
                                        dispositive power.

      (b)   Percent of class:           5.9% beneficially owned by Mr. Fain.
                                        Calculation of percentage of beneficial
                                        ownership is based on 19,190,159 shares
                                        of Issuer's Common Stock outstanding on
                                        March 31, 2006 as reported by the Issuer in its Prospectus filed on April 26, 2006, on Form 424B for the period ended
                                        March 31, 2006.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:              212,333

            (ii)  Shared power to vote or to direct the vote:          1,145,333

            (iii) Sole power to dispose or to direct the
                  disposition of:                                        212,333

            (iv)  Shared power to dispose or to direct the
                  disposition of:                                      1,145,333

CUSIP No. 28659T200                   13G                      Page 6 of 8 Pages

      B. Chad Comiteau

      (a)   Amount beneficially owned:  As of March 10, 2006, Chad Comiteau beneficially owned 1,151,765 shares of
                                        Common Stock of Elite Pharmaceuticals,
                                        Inc., which amount includes (i) 186,100
                                        shares beneficially owned by Mr.
                                        Comiteau over which he has sole voting
                                        power and sole dispositive power; (ii)
                                        32,665 convertible shares beneficially
                                        owned by Mr. Comiteau over which he has
                                        sole voting power and sole dispositive
                                        power; (iii) 33,000 shares beneficially
                                        owned by Stratford Management Money
                                        Purchase Pension Plan over which he has
                                        shared voting power and shared
                                        dispositive power; (iv) 750,000 shares
                                        beneficially owed by Stratford Partners,
                                        L.P. of which Mr. Comiteau is a Managing
                                        Member, and over which Mr. Comiteau has
                                        shared voting power and shared
                                        dispositive power; and (v) 150,000
                                        convertible shares beneficially owed by
                                        Stratford Partners, L.P. over which Mr.
                                        Comiteau has shared voting power and
                                        shared dispositive power.

      (b)   Percent of class:           5.9% beneficially owned by Mr. Comiteau.
                                        Calculation of percentage of beneficial
                                        ownership is based on 19,190,159 shares
                                        of Issuer's Common Stock outstanding on
                                        March 31, 2006 as reported by the Issuer in its Prospectus filed on April 26, 2006, on Form 424B for the period ended
                                        March 31, 2006.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:              218,765

            (ii)  Shared power to vote or to direct the vote:          1,151,765

            (iii) Sole power to dispose or to direct the
                  disposition of:                                        218,765

            (iv)  Shared power to dispose or to direct the
                  disposition of:                                      1,151,765

ITEM 5-9    Not Applicable

Filing of this statement by Mssrs. Fain and Comiteau shall not bee deemed an admission that they beneficially own the securities reported herein as held in customer accounts at Stratford Partners, L.P. Mssrs. Fain and Comiteau expressly disclaim beneficial ownership of all securities held in such customer accounts. No single client's interest as reported in the customer accounts at Stratford Partners, L.P. exceeds 5% of the outstanding Common Stock of the Issuer.

CUSIP No. 28659T200                   13G                      Page 7 of 8 Pages


ITEM 10. CERTIFICATION

      The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

      (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

CUSIP No. 28659T200                   13G                      Page 8 of 8 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        May 8, 2006
                        -----------
                        Date

                        /s/ Mark Fain
                        -------------
                        Signature

                        Mark Fain
                        ---------
                        Name/Title

                        May 8, 2006
                        -----------
                        Date

                        /s/ Chad Comiteau
                        -----------------
                        Signature

                        Chad Comiteau
                        -------------
                        Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)